Exhibit 3
BRASKEM


                                  BRASKEM S.A.
                           CNPJ NO 42.150.391/0001-70
                   PUBLICLY LISTED COMPANY - NIRE 29300006939
                    MINUTES OF EXTRAORDINARY GENERAL MEETING
                               HELD ON 09/27/2002



     1 - DATE: September 27, 2002. 2 - PLACE AND TIME: At the registered headquarters of the Company, located at Rua Eteno, 1,561 - Complex Petroquimico de Camacari, CEP 42.810-000, Camacari, Bahia, at 9 a.m. 3 - CALLING OF MEETING: Notice of Calling published in accordance with Article 124 of Law N o 6,404/76, on the following days: September 5, 6, 7 and 8, 2002 in the "Official Gazette of the State of Bahia"; September 5, 6, and 7, 2002 in the publications "A Tarde", also in accordance with CVM Rules N os 02/78 and 207/94, and for more widespread dissemination, in the editions of the "Gazeta Mercantil" appearing on September 5, 6, 7, 8 and 9, 2002. 4
     - ATTENDEES: Shareholders representing more than 80% of the voting capital. 5 - CHAIRED BY: President: Leandro Luiz Zancan, and Secretary: Ana Patricia Soares Nogueira, chosen according to Article 14 of the Company's By-Laws. 6
     - AGENDA: I) modification of the composition of the Board of Directors; II) consolidation of the Company's By-Laws, with a view to modifying the following chapters: a) Capital Stock and Shares; b) Board of Directors; c) Executive Directors; d) Audit Committee; e) Financial Year, Financial Statements and Distribution of Income; and f) Shareholders' Agreement. 7 -
     DISCUSSIONS: The items on the Agenda were discussed and put to the vote, with the following measures agreed by all present: 7.1) TO AUTHORIZE the registration of these minutes of the Meeting in summary form, as well as their publication, omitting the signatures of the attending shareholders, in accordance with the terms of Article 130 and its Paragraphs of Law N(0) 6,404/76; 7.2.) ALTERATION TO THE COMPOSITION OF THE BOARD OF DIRECTORS - 7.2.1) to note the resignations presented by the following board members:
     Carlos Mariani Bittencourt, Pedro Henrique Mariani Bittencourt, Alberto da Fonseca Guimaraes, Marcelo Bahia Odebrecht, Pedro Mariani Lacerda and Lucio Antonio Mello da Costa Braga; 7.2.2.) TO EXTEND A VOTE OF THANKS and recognition to the resigning board members for their constant efforts and contributions to the Company; 7.2.3) TO ESTABLISH that from the present date onwards, Sr. Alvaro Pereira Novis, currently a substitute member of the Board of Directors, will assume the position of a full member as a replacement for the resigning Board Member, Sr. Carlos Mariani Bittencourt; 7.2.4) TO ELECT TO THE BOARD, in order to fill the vacant


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     posts, Sr. FRANCISCO TEIXEIRA DE SA, a Brazilian citizen, married, a chemical engineer, holder of identity card N(degree) 00728630-99 SSP/BA, registered with the CPF/MF under N(degree) 221.072.908-49, resident and domiciled at Condominio Encontro das Aguas, Lot 33, Lauro de Freitas-BA,
     CEP: 42.700-000 and Sra. MARGARETH FEIJO BRUNNET, a Brazilian citizen, legally separated, a chemical engineer, holder of identity card N(degree) 1006803091 SSP-RS, registereD with the CPF/MF under N(degree) 289.764.280-72, resident and domiciled at Rua Antonio Basilio, N(0) 237, Apt. 801, Tijuca, Rio de Janeiro-RJ, CEP: 20.511-190; and as SUBSTITUTE
     MEMBERS: Srs. RUY LEMOS SAMPAIO, a Brazilian citizen, married, a company administrator, holder of identity card N(dEgree) 9189137-1 SSP/SP, registered with the CPF/MF under N(degree) 006.488.415- 53, resident and domIciled at Av. Juracy Magalhaes Junior, N(0) 1665, Condominio Parque Florestal, Rua A, Lote 7, Quadra 2, Rio Vermelho, Salvador-BA, CEP:
     40.295-310; ISMAEL CAMPOS DE ABREU, a Brazilian citizen, married, an accountant, holder of identity card N(degree) 716.820 SSP/BA, registered with the CPF/MF under N(degree) 075.434.415-00, resident and domiciled at Condominio Jardim Piata, S/N, Quadra 7, Lote 5, Piata, Salvador-BA, CEP:
     41.650-200; MARCOS WILSON SPYER REZENDE, a Brazilian citizen, married, a journalist, holder of identity card N(degree) 6.940.046 SSP/MG, registered with the CPF/MF under N(degree) 387.604.288-72, resident and domiciled at Rua Dr. Guilherme Spilborghs, N(0) 74, Cidade de Sao Francisco-SP, CEP:
     05.454.200; e ROGERIO GONCALVES MATTOS, a Brazilian citizen, married, a chemical engineer, holder of identity card N(degree) 259377, issued by the Air Force MinIstry, registered with the CPF/MF under N(degree) 436.592.687-04, resident and domiciled at Rua GeOgrafo Amora, N(0) 501, Condominio Residencial Camboata, Rua 2, quadra I, casa 1, Piratininga, Niteroi-RJ, CEP: 24.350-590. The Board members thus elected have declared, in accordance with the terms of Article 37, clause II, of Law N(0) 8,934 of November 18,1994, with thE interpretation given by Law N(0) 10,194, of February 2, 2001, that they are not prohibited froM conducting the business or management of a commercial company due to any criminal conviction, and that they have presented, in compliance with CVM rules N(0) 358, of March 1, 2002, and 367 oF May 29, 2002, written declarations that have been filed at the Company's headquarters, in accordance with the terms of the same rules. Due to the alterations discussed above, the Company's Board of Directors now has the following composition: FULL BOARD MEMBERS: PEDRO AUGUSTO RIBEIRO NOVIS - PRESIDENT; ALVARO FERNANDES DA CUNHA FILHO - VICE PRESIDENT; JOSE DE FREITAS MASCARENHAS; LUIZ FERNANDO CIRNE LIMA; NEWTON SERGIO DE SOUZA; ALVARO PEREIRA NOVIS; FRANCISCO TEIXEIRA DE SA; SERGIO RIBEIRO DA COSTA WERLANG; CARLOS ALBERTO DE MEIRA FONTES; MARGARETH FEIJO BRUNNET; RICARDO SIMOES SALIM. RESPECTIVE SUBSTITUTES: RUY LEMOS SAMPAIO; ADRIANO SA DE


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     SEIXAS MAIA; GUILHERME SIMOES DE ABREU; ISMAEL CAMPOS DE ABREU; GERALDO
     VILLIN PRADO; MARCOS WILSON SPYER REZENDE; LUCIO JOSE SANTOS JUNIOR; CLAUDIO JOSE GONCALVES GUERREIRO; EDMUNDO JOSE CORREIA AIRES; ROGERIO GONCALVES MATTOS; DEUSDEDITE FAGUNDES DE BRITO FILHO; 7.3) TO APPROVE the authorized capital increase of the Company, by a further 2,414,010,000 (two billion, four hundred and fourteen million and ten thousand) shares, raising the authorized capital stock of 2,685,990,000 (two billion, six hundred and eight five million, nine hundred and ninety thousand) shares to 5,100,000,000 (five billion, one hundred million) shares, of which 1,836,000,000 (one billion, eight hundred and thirty six million) voting shares, 3,213,000,000 (three billion, two hundred and thirteen million) class "A" preferred shares and 51,000,000 (fifty one million) class "B" preferred shares. As a result of the capital increase to which item 7.3 refers, paragraph 1 of Article 4 of the Company's By-Laws will now read as follows: "ARTICLE 4 - ... PARAGRAPH 1 - The Company is authorized to increase its Capital Stock, regardless of any changes to its By-Laws, up to a limit of 5,100,000,000 (five billion, one hundred million) shares, of which 1,836,000,000 (one billion, eight hundred and thirty six million) voting shares, 3,213,000,000 (three billion, two hundred and thirteen million) class "A" preferred shares and 51,000,000 (fifty one million) class "B" preferred shares, with the number of preferred shares without or with restricted voting rights not permitted to exceed the limit of 2/3 of the Company's total capital stock ("Authorized Capital"); 7.4) due to the alteration approved in item 7.3 above, as well as to the other alterations proposed in the chapters referring to: a) the Capital Stock and Shares, b) the Board of Directors; c) the Executive Board; d) the Audit Committee; e) the Financial Year, Financial Statements and Distribution of Income; f) the Shareholders' Agreement, as published in the notice of calling of this Meeting, following suitable study and analysis by the attending shareholders, the same APPROVED the consolidation of the Company's By-Laws, which now have the following text: "COMPANY BY-LAWS - BRASKEM S.A. CHAPTER I - NAME, HEADQUARTERS, PURPOSE AND DURATION. ARTICLE 1 - BRASKEM S.A., a publicly listed company, with headquarters and under the jurisdiction of the Municipality of Camacari, State of Bahia, is governed by these By-Laws and by the applicable legislation. SOLE PARAGRAPH - The Company may, through a document signed by its Executive Board, constitute branches, agencies and offices in any part of Brazil or outside it. ARTICLE 2 - The objectives of the Company are as follows: a) the manufacture, trading, import and export of chemical and petrochemical products; b) production of goods for use by component companies of the Northeastern Petrochemical Complex, such as: the supply of steam, water, compressed air, industrial gases, electricity, as well as the provision of various services to the same companies; c) the taking of holdings in


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     other companies as a holder of quotas or shares; d) the manufacture, distribution, sale, import and export of gasoline, diesel oil, liquefied petroleum gas (LPG), and other oil derivatives. FIRST PARAGRAPH - The Company may produce, transform and distribute electricity to its various production units, as well as to its user/shareholders, always in accordance with the required authorizations of the National Department of Water and Energy. SECOND PARAGRAPH - For the purposes of the first paragraph of this Article, a user/shareholder is understood as a corporate entity with a production unit located within the Northeastern Petrochemical Complex that holds a stake in the Company in proportion to its consumption of goods and services. THIRD PARAGRAPH - The Company's activities are of a commercial nature, except with regard to electricity, for which the supply costs will be shared jointly, in proportion to the share of each party in total consumption. ARTICLE 3 - The Company's term of duration is unspecified. CHAPTER II - CAPITAL STOCK AND SHARES. ARTICLE 4 - The Company's Capital Stock stands at R$1,845,398,533.72 (one billion, eight hundred and forty-five million, three hundred and ninety-eight thousand, five hundred and thirty-three reais and seventy-two centavos), divided into 3,398,313,224 (three billion, three hundred and ninety-eight million, three hundred and thirteen thousand, two hundred and twenty-four) shares, of which 1,226,091,148 (one billion, two hundred and twenty six million, ninety one thousand, one hundred and forty eight) voting shares, 2,160,764,336 (two billion, one hundred and sixty million, seven hundred and sixty four thousand, three hundred and thirty six) class "A" preferred shares and 11,457,740 (eleven million, four hundred and fifty seven thousand, seven hundred and forty) class "B" preferred shares. FIRST PARAGRAPH - The Company is authorized to increase its Capital Stock, regardless of any changes to its By-Laws, up to a limit of 5,100,000,000 (five billion, one hundred million) shares, of which 1,836,000,000 (one billion, eight hundred and thirty-six million) voting shares, 3,213,000,000 (three billion, two hundred and thirteen million) class "A" preferred shares and 51,000,000 (fifty one million) class "B" preferred shares, with the number of preferred shares with or without restricted voting rights not permitted to exceed the limit of 2/3 of the Company's total capital stock ("Authorized Capital"); SECOND PARAGRAPH - The proportion verified above between the numbers of shares of the various classes of the Company's preferred shares may be modified. ARTICLE 5 - The class "B" preferred shares will always be paid in full, using resources assigned under the terms of the law on fiscal incentives for projects in the Northeast of Brazil. SOLE PARAGRAPH - Shares paid in with resources from the Northeast Investment Fund - FINOR, created by Decree-Law N o 1,376, of December 12, 1974, must remain as non-transferable registered shares for a period of 4
     (four) years from the date that they are converted by that Fund for investors in accordance with Article 19 of Decree-Law N o 1,376/74, except in the event that these shares are converted for


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     the private individuals to which Article 3 of the same Decree-Law refers.
     ARTICLE 6 - All of the Company's shares are held in book entry transfer form, in the name of their holders, and will be held in a deposit account in a financial institution without the issue of certificates. FIRST PARAGRAPH - The cost for the service of transferring ownership of the shares that may be charged by the financial institution acting as depository, may be passed on to shareholders in accordance with the terms of the third paragraph of Article 35, of Law N o 6,404/76. SECOND PARAGRAPH
     - Preferred shares of any class are not convertible into voting shares. THIRD PARAGRAPH - With regard to the class "B" preferred shares, once the period of non-transferability established in special legislation has elapsed, the said shares may be converted into class "A" preferred shares at any time, through a written request to the Company, in the proportion of 2 (two) class "B" preferred shares received for each class "A" preferred share converted. FOURTH PARAGRAPH - All of the Company's shares will be entitled to tag along rights in the event that the control of the Company is transferred, with all shares qualifying for the same price per share paid to the ceding shareholders, pursuant to the terms of Chapter III of these By-Laws. ARTICLE 7 - Subscription and payment in full for the shares will be subject to the following criteria: a) the issue, quantity, price, types or classes of shares to be issued by the Company will be established by the Board of Directors, in accordance with the terms of the Authorized Capital; b) the minimum amount in shares subscribed will be in accordance with the prevailing legislation; c) the period for making full payment for the subscribed shares will be established by the Board of Directors for each capital increase; d) payment for the shares in assets that are not credits in current legal tender will depend on approval by the General Meeting; e) there will be no preemptive rights for the subscription of shares issued under the terms of the special Law on fiscal incentives (Article 172, First Paragraph of Law N o 6,404/76); nor will holders of shares subscribed with funds originating from fiscal incentives have preemptive rights to subscribe any new shares; f) without affecting the terms of the sole paragraph below, in exercising preemptive rights to subscribe to new shares and/or other securities issued by the Company, shareholders are guaranteed a period of 30 (thirty) days to carry out the subscription, starting from the date of publication in the Official Gazette of the Commercial Registry Certificate of the filing of the relevant minutes; g) the Company may issue subscription warrants at the decision of the Board of Directors, up to the limit of the Authorized Capital. SOLE PARAGRAPH - Except where there is an issue of voting shares, or other securities convertible into voting shares, the Board of Directors or the General Meeting may, depending on circumstances, exclude preemptive rights in any issue of shares, debentures, subscription warrants or other securities, the placement of which is made through a stock exchange, a public subscription or in exchange for shares in a public


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     offer to acquire control, in accordance with the terms of the law. ARTICLE
     8 - Each voting share carries the right to one vote on the decisions of the General Meeting ARTICLE 9 - Preferred shares will not have voting rights, but will nevertheless enjoy the following privileges: a) Class "A" and "B" preferred shares will have equal priority in the distribution in each financial year, of a minimum, non-cumulative dividend, of 6% (six per cent) of its unit value, as defined in item "h" below, in accordance with the income available for distribution to shareholders. This dividend must be paid, except in the case of a decision by the General Meeting, or the Board of Directors, where there is a distribution of interim dividends (Article 44, 4 th Paragraph), within 60 (sixty) days of the date on which it is declared, and in any case, before the end of the same financial year; b) voting shares will only be entitled to dividends after the payment of dividends on the preferred shares referred to in item "a" of this article;
     c) following the implementation of the terms of item "a" of this article and a dividend being guaranteed on the voting shares of 6% (six per cent) of their unit value, as defined in item "h" below, the class "A" preferred shares will have equal claim with the voting shares to the distribution of the remaining income. The class "B" preferred shares will not participate in the distribution of the remaining income after the said shares have received the minimum dividends referred to in item "a" of this article; d) without restriction and under equal conditions, the class "A" and "B" preferred shares will have the same entitlement as the voting shares, to shares arising from the monetary correction of the Company's capital; e) only the voting and class "A" preferred shares will be entitled to participate in the distribution of shares resulting from the incorporation of reserves into the capital stock; f) the class "A" and "B" preferred shares are guaranteed priority in the reimbursement of share capital; g) full payment for the subscription of shares by FINOR will be affected through the deposit of the corresponding amount in an escrow account with the Banco do Nordeste do Brasil S.A. in the name of the Company, with the relevant release of funds occurring immediately after the publication, in the Official Gazette of the Commercial Registry Certificate of the filing of the minutes of the Meeting of the Board of Directors that decides on the subscription; h) the unit value of the shares will be obtained by dividing the capital stock by the number of shares in the market. SOLE PARAGRAPH - The preferred shares without voting rights when issued that have fixed or mandatory dividends, will acquire such rights in the event that the Company does not pay the fixed or mandatory dividends to which the shares are entitled for three consecutive financial years, and will retain these rights until such time as these dividends are paid, in the event that they are not cumulative, or until the overdue cumulative dividends are paid, in all cases pursuant to Paragraph 1 of Article 111 of Law N(0) 6,404/76. CHAPTER III - JOINT SALE RIGHTS. ARTICLE 10 - In the event that the controlling shareholder(s) cede control of the Company at any time, the same ceding


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     party(ies) will be obliged to include in the document governing the same cession of control, an obligation on the part of the acquiring party(ies) to make, within a period of 30 (thirty) days of the formal transfer of the shares representing the controlling stake and affected through the financial institution responsible for the custody of the Company's shares, a public offer for the purchase of all shares issued by the Company, independent of the type or class of share, for the same price per share paid to the ceding shareholder(s). ARTICLE 11 - Pursuant to Article 10 above, transfer of control is understood to mean the sale, ceding and/or transfer of the shares representing the control of the Company, which removes from the ceding party(ies) the condition of controller(s) of the Company, whether in isolation or jointly with third parties, and transfers this to any company that is not (a) the controlling shareholder, directly or indirectly, of the ceding shareholder(s); (b) controlled directly or through a stake held in a controlling block by the controlling shareholders of the ceding party(ies); (c) controlled, whether directly or indirectly by the ceding shareholder(s). SOLE PARAGRAPH - Notwithstanding the terms of
     Article 11 above, the sale, ceding and/or transfer of shares of the Company will not be considered to constitute a transfer of control, where these operations occur between shareholders that are members of the controlling block and/or signatories to agreements between shareholders of the Company regulating the exercise of rights over the shares pertaining to members of the controlling block. ARTICLE 12 - The right of joint sale established here in Chapter III will not apply in the event that the transfer of control of the Company occurs: (a) as the result of a court ruling or act, such as judicial seizure or sentence or (b) as the result of a final decision by regulatory authorities, including the Brazilian Anti-Trust Commission (CADE), that obliges the controlling shareholder(s) of the Company to divest part or all of the shares in the Company that they hold. CHAPTER IV - PERMANENT BODIES OF THE COMPANY. ARTICLE 13 - The following are permanent bodies of the Company: a) the General Meeting; b) the Board of Directors; c) the Executive Board. CHAPTER V - THE GENERAL MEETING.
     ARTICLE 14 - The General Meeting will meet ordinarily during the first four months following the end of each financial year; and extraordinarily whenever the interests of the Company so require. SOLE PARAGRAPH - The General Meeting will be called by the Board of Directors or in the form established by law. ARTICLE 15 - Notice of the General Meeting will be given in the written media, pursuant to the terms established by law.
     ARTICLE 16 - Participation in the General Meeting is restricted to shareholders whose shares are held in the custody at the financial institution indicated by the Company 8 (eight) days prior to the holding of the said Meeting. SOLE PARAGRAPH - Shareholders may appoint proxies pursuant to the terms of the law and rules published by the Brazilian Securities and Exchange Commission. ARTICLE 17 - After signing the Register of



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     Attendance, the shareholders will elect the President and the Secretary to preside over the deliberations of the General Meeting. CHAPTER VI - THE BOARD OF DIRECTORS. ARTICLE 18 - The Board of Directors of the Company is composed of 11 (eleven) members and their respective substitutes, whether resident or not in Brazil, are elected and may be removed from office at any time by the General Meeting. ARTICLE 19 -The General Meeting must appoint from among the members of the Board of Directors, the President and Vice-President, and has the power to remove the latter from office at any time. ARTICLE 20 - The mandate of members of the Board of Directors will run for 2 (two) years, with re-election permitted. SOLE PARAGRAPH - The members of the Board of Directors will take office by signing an investiture contract in the book of minutes of the same body, and will remain in their posts until their substitutes take office. ARTICLE 21 - The terms of office of the President and Vice-President will be 1 (one) year, with re-election permitted. ARTICLE 22 - In the event of absences or temporary incapacity, the members of the Board of Directors will be replaced by their respective substitutes. In the event of absences or the temporary incapacity the President, the Vice-President will preside over the Board of Directors. In the event of the absence or the temporary incapacity of the President and the Vice-President, the President will nominate one of the other members of the Board to replace him/her as President of the Board of Directors. ARTICLE 23 - In the event of a vacancy, a General Meeting will be called within 30 (thirty) days, to elect the member who must complete the remaining mandate of the replaced member.
     ARTICLE 24 - The Board of Directors will normally meet every 3 (three) months, and extraordinarily, whenever summoned by the President, Vice-President or by any 2 (two) of its members. FIRST PARAGRAPH -- Between the day of its calling and the day of holding the extraordinary meeting of the Board of Directors, an interval of at least 10 (ten) days will be set, unless the majority of its current members determine a shorter interval, which will not, however, be less than 48 (forty eight) hours. SECOND PARAGRAPH - The Board of Directors will only deliberate in the presence of the majority of its current members, Board members however having the option of being represented by any other Board member or substitute that they may nominate, and decisions will be taken by a majority of votes among those Board Members present at the Meeting. ARTICLE 25 - The global annual compensation of the management will be set by the General Meeting, the Board of Directors having the discretion to assign the said amount among individual officers. ARTICLE 26 - The Board of Directors is responsible for: a) setting the general business policy of the Company; b) deciding on new investments; c) deciding the Company's Business Plan, which must include its short-, medium- and long-term business and strategic objectives as well as annual and multi-year budgets, and monitoring implementation of the same; d) approving proposals for policies to be applied



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     generally within the Company; e) providing an opinion on the management report and financial statements at the end of each financial year, as well as on the proposal for the distribution of net income, and decide as to movement in the reserve accounts; f) approving the Operating Rules for the Board of Directors, which will rule on such subjects as the appointment of a Secretary and specialized committees to aid the Board in its decision-making process; g) approving the criteria for the employee results sharing program; h) appointing and dismissing the Directors of the Company and establishing the attributions and compensation of the same, pursuant to the terms of these By-Laws and the global budget established by the General Meeting; i) monitoring management, examining at any time, the books and papers of the Company, requesting information on contracts signed or due to be signed, and on any other acts; j) appointing and dismissing the Company's independent auditors; k) calling the Annual and Extraordinary General Meeting(s); l) submitting to the General Meeting proposals regarding mergers, spin-offs, incorporations or the dissolution of the Company, as well as modifications to the By-Laws, including increases in the Authorized Capital; m) deciding on the constitution of and participation in other companies; n) approving the acquisition of goods and the contracting of services of any kind for amounts exceeding R$100,000,000.00 (one hundred million reais), in accordance with the Company's Business Plans; o) deciding on the rental, divestment, encumbrance and liens on the Company's property, plant and equipment, where the value of the relevant operation exceeds R$30,000,000,00 (thirty million reais); p) deciding on any contract between the Company and the registered holders of its voting shares, companies controlled by the same, or individuals owning voting shares or quotas in corporate entities that are registered holders of the Company's voting shares, for amounts exceeding R$5,000,000.00 (five million reais) per operation; q) setting annual operating limits on the Directors, in accordance with the terms of Article 37, within which the same Directors may contract loans or funding without the prior authorization of the Board of Directors, whether in Brazil or elsewhere; r) deciding on the concession of guarantees for any value to any third parties that are not fully-owned subsidiaries; s) deliberating, within the limits of the Authorized Capital, on the issue of shares and subscription warrants, as well as of promissory notes for public distribution ("commercial paper"); t) authorizing the Company to purchase its own shares to be held in treasury or cancelled, as well as the divestment of the same, in accordance with the terms of the law and rules published by the Brazilian Securities and Exchange Commission; u) approving the issue of simple debentures that are not convertible into shares and unsecured by tangible assets; v) approving the granting to its officers, employees, service providers or subsidiaries by the Company of stock options within the Authorized Capital and according to the stock option plan authorized by the General



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     Meeting w) deciding, within the limits of its authority, on cases not covered by these By-Laws. ARTICLE 27 - The President of the Board of Directors will, in accordance with the Operating Rules for the Board of Directors, be responsible for the following actions: a) calling and directing the meetings of the Board of Directors; and b) calling the General Meeting, provided that this has been authorized by the Board of Directors. ARTICLE 28 - The Vice-President, or in his/her absence, whoever is nominated by the President under the terms of Article 22, will be responsible for replacing the President whenever the latter is absent or temporarily incapacitated and, further, in the event of a vacancy, will occupy the position of President until a new incumbent is elected. CHAPTER VII - EXECUTIVE BOARD. ARTICLE 29 - The Executive Board will consist of at least 4 (four) and a maximum of 10 (ten) individuals, with one Chief Executive Officer and the remaining Directors without any specific designation, and all elected by the Board of Directors. ARTICLE 30 - The Executive Board will have a mandate of 2 (two) years, coinciding with the mandate of the members of the Board of Directors, with re-election permitted. FIRST PARAGRAPH - The Directors will take office by signing the investiture contract recorded in the Executive Board's Minutes Register. SECOND PARAGRAPH - The Directors will remain in office, exercising their powers in full until such time as their replacements take office. ARTICLE 31 - In the event that any of the Directors are absent or unable to attend, the Chief Executive Officer will be responsible for nominating their substitute from among the other Directors. SOLE PARAGRAPH - In the event that the Chief Executive Officer is temporarily absent or incapacitated, the President of the Board of Directors will be responsible for designating his/her substitute. ARTICLE 32 - In the event of a vacancy in the post of Director, the Board of Directors will be responsible for electing a substitute to hold the office for the remaining period of the mandate. If there are 5 (five) or more Executive Directors, the Board of Directors will have the option of leaving the position vacant. ARTICLE 33 - The Executive Board will be responsible for: a) carrying out all actions necessary for the functioning of the Company, except those that, by law or by these By-Laws, are assigned to other bodies; b) drawing up the Business Plan for submission to the Board of Directors; c) drawing up the annual management report, the financial statements and the proposal for the assignment of income for the relevant financial year, all of which will be submitted to the Board of Directors and the General Meeting; d) proposing policies for general application in the Company; ARTICLE 34 - The Chief Executive Officer will be responsible for: a) proposing the overall organizational structure of the Company to the Board of Directors; b) defining the areas of authority and coordinating the actions of the Directors in implementing the Company's Business Plan; c) representing the Company, both actively and passively, whether in court or outside it, without affecting the terms of
     Article 37 of these By-Laws; d) calling and presiding over meetings of the Executive Board. ARTICLE 35 - The remaining Directors will be responsible for carrying out actions and managing within the attributions defined in the basic management structure. ARTICLE 36 - The Company may nominate attorneys-in-fact and the relevant document conferring a power of attorney must be signed by two of the Executive Directors. SOLE PARAGRAPH - The powers of attorney must specify the powers conferred, and with the exception of those granted to attorneys to represent the Company in lawsuits or official inquiries, the period of validity of these powers will be at most 1 (one) year. ARTICLE 37 - With the exception of the instances established in these By-Laws, the Company will only be bound by documents signed jointly by: a) 2 (two) Directors; b) one Director and one Attorney-in-Fact, or two Attorneys-in-Fact with specific powers conferred in accordance with the terms of Article 36 of these By-Laws. FIRST PARAGRAPH - The following acts need only be signed by 1 (one) Director, or by 1 (one) Attorney-in Fact, nominated according to the terms of these By-Laws: a) the endorsement of checks for deposit in the Company's bank account; b) authorizations to conduct transactions in the blocked account of the Government Severance Indemnity Fund for Employees (FGTS); c) the registration and issue of documents relating to labor, fiscal and customs issues; d) the receipt of any values due and signing of the relevant documents recognizing payment. SECOND PARAGRAPH - In special cases, express powers may be granted to only one Director or Attorney-in-Fact in order to carry out actions specified in the relevant documents, albeit in accordance with the rules established in Article 36 of these By-Laws. ARTICLE 38 - The Executive Directors will meet when summoned by the Chief Executive Officer. SOLE PARAGRAPH - The Executive Board may meet with at least half of its current members in attendance, with the Chief Executive Officer or his/her substitute included among these, in accordance with the terms of Article 31, Sole Paragraph. ARTICLE 39 - The Executive Board is prohibited from: a) contracting loans with institutions that are not members of the official banking network, either within Brazil or outside it, except where the Board of Directors grants express authorization; b) performing acts of any nature relating to business or operations that are not consistent with the Company's objectives, such as the provision of guarantees on third-party liabilities, excepting those to fully-controlled subsidiaries, or where this is expressly authorized by the Board of Directors. CHAPTER VIII -AUDIT COMMITTEE. ARTICLE 40 - The Audit Committee, composed of at least 5 (five) members and their substitutes, elected by the General Meeting, will function on a permanent basis, in accordance with the Law. SOLE PARAGRAPH - The holders of preferred shares without voting rights or with restricted voting rights, will be entitled to elect one member and his/her respective substitute. Minority shareholders will have the same right, provided that they collectively represent 10% (ten per cent) or more of the shares with voting rights. ARTICLE 41 - The mandate of the Audit Committee will be 1 (one) year, with re-election permitted, the said election always to occur during the Annual General Meeting. SOLE PARAGRAPH - The Audit Committee must adopt its own set of Rules, which will establish procedures regarding its attributes. ARTICLE 42
     - The members of the Audit Committee will receive the compensation established by the Annual General Meeting that elects them, observing the relevant terms of the law. CHAPTER IX - FINANCIAL YEAR, FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS. ARTICLE 43 - The financial year begins on January 1 and ends on December 31 of each year. ARTICLE 44 - At the end of each financial year, the Company's financial statements will be prepared on the basis of the Company's official accounting records, as established by law. FIRST PARAGRAPH - Profit sharing eventually attributable to the Company's officers will be deducted from the net income for the financial year, after allowing for accumulated losses and the provision for income tax pursuant to the decision of the Annual General Meeting, observing the legal limits on the same, the AGM only approving the distribution of such profit sharing after the minimum dividends established in Article 9, item "c" of these By-Laws have been guaranteed to the voting shares. SECOND PARAGRAPH - Of the net income verified in accordance with the law, 5% (five per cent) will be deducted for the constitution of a Legal Reserve Fund, until this reaches an amount equivalent to 20% (twenty per cent) of the capital stock. THIRD PARAGRAPH - Shareholders will be entitled to receive a mandatory dividend of 25% (twenty five per cent) of the net income for the financial year, determined at the end of each financial year according to the terms of the law pursuant to the legal and statutory rights of the preferred shares. When the value of the preferential dividend paid to the preferred shares is equal to or greater than 25% of the net income for the financial year, calculated in accordance with Article 202 of Law N o 6,404/76, this will be considered to represent payment in full of the obligatory dividend. If there is any residual mandatory dividend after the payment of the preferential dividend, it will be assigned: a) in the form of a payment to the voting shares of a dividend up to the limit of the preferential dividend of the preferred shares; b) in the event of a continued residual balance, in the distribution of an additional dividend to the voting and the class "A" preferred shares on an equal basis, in such a way that each voting or preferred share of that class receives the same dividend. FOURTH PARAGRAPH - The Company, may, at its discretion, draw up quarterly and/or half-yearly financial statements; if there is positive net income in such statements and in the annual statements, dividends may be distributed in accordance with the terms of the law, by prior decision of the Board of Directors, the Executive Board being prohibited from distributing dividends on an ad referendum basis. FIFTH PARAGRAPH - The Board of Directors may declare interim dividends using accumulated profits or the profit reserves held over from previous annual or half-yearly balance sheets. SIXTH PARAGRAPH - The Company may, at the decision of the Board of Directors, pay interest on capital to its shareholders in accordance with the terms of Article 9, Paragraph 7 of Law N(0) 9,249 of December 26, 1995 and relevanT legislation, offsetting the amount of interest paid or credited against the value of the preferential dividend for the preferred shares and the mandatory dividend established in
     Article 9 and the third paragraph of Article 44 of these By-Laws, respectively. ARTICLE 45 - The dividends and the interest on capital considered in the sixth paragraph of Article 44 that is attributed to the shareholders will not be subject to interest, and if not claimed within 3 (three) years of the initial date for payment of each dividend or payment of interest on capital, will revert to the Company. CHAPTER X - SHAREHOLDERS' AGREEMENT. ARTICLE 46 - The Shareholders' Agreements duly registered at the Company's headquarters, which, among other things, establish clauses and conditions for the purchase and sale of shares issued by the Company, preemptive rights in acquiring the same, exercising voting rights or power of control, will be respected by the Company, by Management and by the President of the General Meetings. SOLE PARAGRAPH - The obligations and responsibilities arising from such agreements will be valid and will be binding on third parties as soon as such agreements have been registered in the Company's books. Company management will ensure that these agreements are respected and the President of the General Meeting or the President of the Meetings of the Board of Directors will, as the case may be, act in accordance with the terms established in law. CHAPTER XI - GENERAL CONSIDERATIONS. ARTICLE 47 - The Company shall be liquidated pursuant to the terms of the law. SOLE PARAGRAPH - In the event of the extrajudicial liquidation of the Company, it shall be incumbent on the General Meeting to determine the manner of liquidation, appoint the liquidator and the Audit Committee that will function during the liquidation period; 8 - CONCLUSION: With no further business to transact, the Extraordinary General Meeting was concluded and the present minutes transcribed. The said minutes having been read, discussed and found to be accurate were signed by the attending Shareholders, the latter constituting the quorum necessary to validate the decisions taken by this General Meeting, the said shareholders authorizing the Secretary of the Meeting to issue the necessary certificates. Camacari-BA, September 27, 2002. (Signed by: Presiding Board of the General Meeting: Leandro Luiz Zancan - President; Ana Patricia Soares Nogueira - Secretary; Shareholders: Leandro Luiz Zancan for the shareholders NORDESTE QUIMICA S.A. - NORQUISA, ODEBRECHT S.A., ODB PARTICIPACOES LTDA., ODBPAR INVESTIMENTOS S.A.; Mario Jorge Cabral for PETROBRAS QUIMICA S.A. - PETROQUISA; Maurilio Dias de Araujo for CAIXA DE PREVIDENCIA

     DOS FUNCIONARIOS DO BANCO DO BRASIL - PREVI; Juliana Baptista Marcal for FUNDACAO PETROBRAS DE SEGURIDADE SOCIAL - PETROS.).





     In accordance with the original registered in the Company's own books.






                      -----------------------------------
                          Ana Patricia Soares Nogueira

                                    Secretary